June 6, 2016

Holly Energy Partners Announces Acquisition of Interest in Cheyenne Pipeline
DALLAS--(BUSINESS WIRE)-- Holly Energy Partners, L.P. (NYSE:HEP) ("Holly Energy") announces the acquisition of a 50% interest in Cheyenne Pipeline LLC, owner of the Cheyenne Pipeline, in exchange for a contribution of $42.5 million in cash to Cheyenne Pipeline LLC. The other 50% interest is owned by an affiliate of Plains All American Pipeline, L.P. (NYSE:PAA) (“Plains”), who will continue to operate the Cheyenne Pipeline. The 87-mile crude oil pipeline, which runs from Fort Laramie, Wyoming to Cheyenne, Wyoming, has an 80,000 barrel per day (bpd) capacity. Following the closing of the acquisition, Cheyenne Pipeline LLC and a subsidiary of HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier”) executed a long-term extension and increase of HollyFrontier’s minimum volume commitment on the Cheyenne Pipeline.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas as well as refinery processing units in Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals, a 50% in Cheyenne Pipeline LLC, which owns an 87-mile crude oil pipeline from Fort Laramie, Wyoming to Cheyenne, Wyoming, a 50% interest in Osage Pipe Line Company, LLC, which owns a 135-mile crude oil pipeline from Cushing, Oklahoma to El Dorado, Kansas, a 50% interest in Frontier Aspen LLC, which owns a 289-mile crude oil pipeline from Casper, Wyoming to Frontier Station, Utah and a 25% interest in SLC Pipeline LLC which owns a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

Holly Energy Partners, L.P.
Julia Heidenreich, 214-954-6511
Vice President, Investor Relations
or
Craig Biery, 214-954-6511
Investor Relations